Exhibit (j)

           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM

We  consent  to  the  references  to  our  firm  under  the  caption  "Financial
Highlights"  for  the DWS  California  Tax-Free  Income  Fund  and DWS New  York
Tax-Free Income Fund in the Class A, B and C and Class S Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the DWS State Tax-Free Income Series Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 45 to the Registration Statement (Form N-1A, No. 2-81549) of our reports dated October 23, 2008, on the financial statements and financial highlights of DWS California Tax-Free Income Fund and DWS New York Tax-Free Income Fund, included in each Fund's Annual Report dated August 31, 2008.


                                   /s/ Ernst & Young LLP

Boston, Massachusetts
November 21, 2008